Exhibit 10.1

THE SECURITIES REFERRED TO HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED TO BE SO TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of April 12, 2018 between Richard S. Ressler, an individual or his assignee ("Buyer"), Presbia USA, Inc., a Delaware corporation (“Presbia USA”), and Presbia PLC, an Irish incorporated public limited company (“Presbia PLC” and with Presbia USA, the “Companies” and individually, a “Company” and, together with Buyer, the "Parties" and individually, a "Party"). Each of the Companies is sometimes referred to individually as a “Company”.

RECITALS

A.    The amended and restated memorandum and articles of association of Presbia PLC dated 3 August 2017 were filed with the Registrar of Companies in Ireland on September 5, 2017 (the “Constitution”).

B.    Presbia PLC has an authorized share capital of US$400,000 and €40,000 divided into 350,000,000 ordinary shares of US$0.001 each (the "Ordinary Shares"), 50,000,000 preferred shares of US$0.001 each (the "Preferred Shares") and 40,000 deferred ordinary shares of €1.00 each.

C.    The certificate of incorporation of Presbia USA (the “Certificate”) was filed in the office of the Delaware Secretary of State on September 4, 2013.

D.    Presbia USA has 5,000 shares of stock authorized in its Certificate.

E.    The parties acknowledge that Buyer and/or his affiliates own approximately 60% of the issued and outstanding shares of the Ordinary Shares of Presbia PLC. Presbia PLC owns directly or indirectly all of the issued and outstanding shares of stock of Presbia USA.

F.    Buyer desires to invest in (i) Presbia PLC by purchasing Preferred Shares in Presbia PLC and also acquiring warrants to purchase Ordinary Shares of Presbia PLC, and (ii) Presbia USA by purchasing preferred shares in Presbia USA (as such preferred shares are authorized in the manner described in this Agreement, the “USA Preferred Shares”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the Parties hereby agree as follows:

AGREEMENT

1.    SALE AND TRANSFER OF SHARES; CLOSING.

1.1    Purchase and Sale of Shares and Warrants.

1.1.1    Presbia PLC Shares. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), Buyer shall subscribe for and Presbia PLC shall allot and issue to Buyer, 100 Preferred Shares of Presbia PLC with the rights set out in the subscription letter (the “Subscription Letter”) to be entered into by Buyer and Presbia PLC in the form of Exhibit A. Buyer consents to its name being entered in the register of members of Presbia PLC in respect of the shares to be subscribed by it (or its nominee) and agrees that it will take such shares with the benefit of the rights and subject to the restrictions set out in the Subscription Letter and/or Constitution.

1.1.2    Presbia PLC Warrants.  Presbia PLC shall also, at the Closing, issue to Buyer warrants in the form of Exhibit B attached hereto (the “Warrants”) to purchase 1,953,125 Ordinary Shares of Presbia PLC (the “Warrant Shares”), at a price of US$2.56 per Ordinary Share.

1.1.3    Presbia USA Preferred Stock.  Upon and subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), Buyer shall subscribe for and Presbia USA shall allot and issue to Buyer, 4,900 USA Preferred Shares with the rights set out in the amended and restated certificate of incorporation to be executed by Buyer and filed in the office of the Delaware Secretary of State (the “Restated Certificate”) in the form of Exhibit C attached hereto. Buyer consents to its name being entered in the stock registry of Presbia USA in respect of the shares to be subscribed by it (or its nominee) and agrees that it will take such shares with the benefit of the rights and subject to the restrictions set out in the Restated Certificate.

1.2    Purchase Price.

1.2.1    The purchase price for the shares and warrants to be purchased and sold hereunder is comprised of (i) $100,000 for the Presbia PLC Preferred Shares paid to Presbia PLC; (ii) $0 for the Warrants paid to Presbia PLC, and (iii) $4,900,000 for the USA Preferred Shares paid to Presbia USA, for an aggregate amount paid by Buyer of $5,000,000 (the “Purchase Price”). All references herein to dollars shall mean U.S. Dollars.

1.2.2     The Purchase Price shall be paid by Buyer to the applicable Company at the Closing on the Closing Date in immediately available funds.

1.2.3    No additional payment or other consideration shall be required with respect to issuance of the Warrants.

1.    CLOSING.

1.1    Closing.  The consummation of the purchase and sale of the PLC Preferred Shares, the USA Preferred Shares and the issuance of the Warrants provided for in this Agreement (the “Closing”) shall take place at the offices of Buyer on or before April 12, 2018, or at such other place, time or date as the Parties may agree (the “Closing Date”). The PLC Preferred Shares and the USA Preferred Shares are sometimes referred to as the “Shares.” For this, and all other purposes of this Agreement, time shall be considered of the essence.

1.2    Closing Deliveries.  At the Closing:

1.2.1    Presbia PLC shall deliver, or cause to be delivered, to Buyer the following documents (collectively, the “PLC Closing Documents”):

(a)    a share certificate executed by Presbia PLC in the name of the Buyer in respect of the PLC Preferred Shares;

(b)    the Warrants;

(c)    a guaranty in the form of Exhibit D (the “Guaranty”), fully executed by Presbia PLC;

(d)    a certificate executed by the secretary of Presbia PLC containing a resolution of Presbia PLC’s board of directors authorizing the execution of this Agreement, the Guaranty, and all instruments to be executed by Presbia PLC in connection with the transactions contemplated by this Agreement and confirming the names of all officers and directors of Presbia PLC; and

(e)    a letter of status in respect of Presbia PLC from the Irish Companies Registration Office dated as of a date within thirty (30) days of the Closing Date.

1.2.2    Presbia USA shall deliver, or cause to be delivered, to Buyer the following documents (collectively, the “Company’s Closing Documents”):

(a)    the certificate or certificates representing the USA Preferred Shares (the “USA Certificates”), duly endorsed by Presbia USA (or accompanied by stock powers duly executed by Presbia USA) for transfer to Buyer;

(b)    the Restated Certificate, fully executed and ready for filing with the Delaware Secretary of State;

(c)    a certificate executed by the secretary of Presbia USA containing a resolution of Presbia USA’s board of directors authorizing the execution of this Agreement and all instruments to be executed by Presbia USA in connection with the transactions contemplated by this Agreement and confirming the names of all officers and directors of Presbia USA; and

(d)    a certificate of good standing of Presbia USA issued by the Delaware Secretary of State no more than thirty (30) days prior to the Closing.

1.2.3    Buyer shall deliver or cause to be delivered to the Companies the following documents (collectively, the “Buyer’s Closing Documents”):

(a)    The Purchase Price by wire transfer to the account specified by the applicable Company; and

(b)    A certificate executed by the Secretary or other authorized officer of Buyer certifying the accuracy of the respective representations and warranties of Buyer herein at and as of the Closing Date and that Buyer has performed and complied with all covenants and conditions required to be performed or complied with hereunder prior to or at the Closing.

1.2.4    Each of the Parties shall take any and all further lawful actions and deliver to the other or file such other documents, instruments, certificates, and opinions as may be required by this Agreement or applicable law or as otherwise necessary to consummate the transactions contemplated by this Agreement (collectively, the “Transactions”).

2.    REPRESENTATIONS AND WARRANTIES OF PRESBIA PLC. The Companies hereby jointly and severally represent and warrant to Buyer as of the date hereof:

2.1    Incorporation and Existence.

2.1.1    Presbia PLC is a company duly incorporated and validly existing under the laws of Ireland.  Presbia PLC has the legal right and full power and authority to carry on its business and activities as currently being carried on.

2.1.2    Presbia PLC and each of its subsidiaries (including without limitation Presbia USA) are in good standing (where such concept is recognized in any applicable jurisdiction) as a foreign corporation in all jurisdictions required to carry on such entity’s business, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of Presbia PLC and the subsidiaries, taken as a whole, or (iii) a material adverse effect on Presbia PLC’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

2.1.3    Presbia PLC has delivered to Buyer a copy of Company’s Constitution, as currently in effect (the “PLC Organizational Documents”).

2.1.4    Presbia USA is a company duly incorporated and validly existing under the laws of the state of Delaware and is qualified to do business in the state of California.  Presbia USA has the legal right and full power and authority to carry on its business and activities as currently being carried on.

2.1.5    Presbia USA has delivered to Buyer a copy of Company’s Certificate, as currently in effect (the “USA Organizational Documents” and together with the PLC Organizational Documents, the “Organizational Documents”).

2.2    Authority; No Conflict.

2.2.1    Each of this Agreement and each Company’s Closing Documents constitute the legal, valid and binding obligation of the Companies, enforceable against the Companies in accordance with their terms, except (i) as such enforceability may be limited by general equitable principles and applicable bankruptcy, insolvency, moratorium, fraudulent conveyance laws and other claims affecting creditors generally and (ii) as such enforceability may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  Each Company has the right, power, authority and capacity to execute and deliver each of this Agreement and such Company’s Closing Documents to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery by each Company of this Agreement and such Company’s Closing Documents, and the consummation of the Transactions have been authorized by all necessary corporate action on the part of such Company.  This Agreement has been duly executed and delivered by the parties thereto (other than Buyer).

2.2.2    Neither the execution and delivery of this Agreement, any of each Company’s Closing Documents, nor the consummation or performance of any of the Transactions by Presbia PLC will, directly or indirectly:

(a)    (A) violate or conflict with any provision of the Organizational Documents of either Company; (B) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement, promissory note, lease, instrument or arrangement to which either Company, or any of the assets of either Company is bound or result in the creation of any liens, mortgages, pledges, deeds of trust, security interests, options, rights of first refusal, charge, encumbrance or other adverse claim or interest of any kind (collectively, the “Liens”) upon either Company or any of the assets of either Company; (C)  violate any order, writ, judgment, injunction, ruling, award or decree of any federal, state, local or foreign government, court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality (“Governmental Entity”); (D) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation that relates to either Company, or any of the assets of either Company; or (E) result in cancellation, modification, revocation or suspension of any permits, licenses, registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Entity which are held by or granted to either Company or which are necessary for the conduct of the Business, except in the case of each of clauses (B), (C), (D) and (E), such as could not have or reasonably be expected to result in a Material Adverse Effect.; or

(b)    Neither Company is required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization  from any person or entity (including, without limitation, any Governmental Entity) in connection with (i) the execution and delivery of this Agreement or any of each Company’s Closing Documents, or (ii) the consummation or performance of any of the Transactions , other than: (i) application(s) to the applicable trading market for the listing of the Warrant Shares for trading thereon in the time and manner required thereby, and (ii) such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

2.3    Known Liabilities.  Except as disclosed in Presbia PLC’s filings with SEC or as otherwise disclosed in writing to Buyer, neither Company has any material liabilities, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due ("Liabilities").

2.4    Books and Records.  The General Ledger for the calendar years 2016 and 2017, and the minute books and statutory books of each Company, all of which have been made available to Buyer, are complete as to all material items, and no meeting of any shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

2.5    Title to Properties; Liens.  Neither Company owns any fee interest in any real property, facility, building, plant, factory, office warehouse or other real property or improvement (collectively, “Real Property”).

2.6    Orders; Legal Proceedings.  Except as may have been disclosed in writing to Buyer, there are no outstanding orders, judgments, injunctions, writs, consents, awards, decrees or other judicial mandates of any Governmental entity against or involving either Company.

2.7    Taxes. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, each Company has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls of such Company) (“Taxes”), or if not, the reserves, if any, for Taxes reflected in the Closing Date Balance Sheet are adequate to cover such unpaid Taxes.  All tax returns filed by each Company are true, correct and complete in all material respects.  All taxes that each Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.  There is no claim, audit, action, suit, proceeding or investigation with respect to taxes in any material amount due or claimed to be due from each Company or any tax return filed or required to be filed by either Company pending or threatened against or with respect to such Company.

2.8    Employee Benefits. Except as disclosed in Presbia PLC’s filings with the SEC or in writing to Buyer, each Company does not have and none of its current or former employees are covered by, any bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option or any other fringe benefit plan, arrangement or practice, other than standard health benefits, or any other employee benefit plan, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether formal or informal.  Neither Company has any commitment to create any retirement, pension or compensation plan, arrangement or practice.  The requirements of section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Part 6 of Subtitle B of Title I of ERISA have been satisfied with respect to each Company Plan.

2.9    Change of Control Payments.  Neither the execution and delivery of this Agreement or any of each Company’s Closing Documents nor the consummation of the Transactions will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director, independent contractor, consultant, agent or employee of either Company.

2.10    Litigation.  Except as otherwise disclosed in writing to Buyer, there is no suit, action or proceeding pending, threatened or appealable against either Company before any court, arbitrator, or before any governmental department, commission, board, agency, or instrumentality that could reasonably be expected to have a material adverse effect, and neither Company has received any written notice that any such suit, action or proceeding is threatened.  Neither Company is subject to any judgment, order or decree of any court, arbitrator, or Governmental Entity.

2.11    Intellectual Property.

2.11.1    Each Company has provided to Buyer access to or copies of a true and complete list of (i) all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registrations for trade names, logos, trademarks, or service marks, registrations for copyright, internet domain names, and all applications of the foregoing, in which either Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) (collectively herein, "Registered IP"); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.  True and complete copies of all applications, and all correspondence to and from the relevant Governmental Entity and each Company in the possession of each Company that, to the Knowledge or each Company, materially and adversely affect the scope, registerability or validity of the subject Registered IP, and official actions taken by the relevant Governmental Entity related to each such item of Registered IP have been made available to Buyer.

2.11.2    Copies of written agreements in the possession of either Company pursuant to which software, technology, content, patents, trademarks, or other materials (other than off‑the‑shelf software), that are licensed to either Company and are material to the business of either Company have been made available to Buyer.

2.11.3    Neither Company is bound by, and no Company IP is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of either Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

2.11.4    The Companies and, to the Companies’ Knowledge, all third parties are in compliance in all material respects with each contract involving Intellectual Property Rights.  No event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration under any such contract.

(a)    Each Company exclusively owns all right, title, and interest to and in such Company’s IP (other than Intellectual Property Rights exclusively licensed to such Company, free and clear of any Liens (other than Permitted Liens).

(b)    To either Company’s Knowledge (limited to the knowledge of the chief executive officer and vice presidents of each Company), no Person is currently infringing, misappropriating, or otherwise violating, in any material respect any of its IP.  To each Company’s Knowledge, there is no pending actual, alleged, or suspected infringement or misappropriation of any of its Company IP.

(c)    Neither Company has infringed or misappropriated and is not currently infringing (directly, contributorily, by inducement, or otherwise) or misappropriating any Intellectual Property Right of any other Person in any material respect.

(d)    As used herein:

"Intellectual Property" means and includes all algorithms, apparatus, databases and data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information (including Customer Lists, financial data, marketing strategies, and product development roadmaps), protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

"Intellectual Property Rights" means and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world:  (a) rights associated with original works of authorship (including software in any form, including source code and executable or object code), including copyrights and moral rights; (b) trademark and trade name rights, domain name rights and similar rights; (c) trade secret rights, including any trade secret rights with respect to algorithms, inventions (whether or not patentable), know-how, methods, processes, proprietary information (including Customer Lists, financial data, marketing strategies, and product development roadmaps), protocols, schematics, specifications, software, and techniques; (d) patents and similar industrial property rights; (e) other proprietary rights of every kind and nature (including proprietary rights in databases, and data collections); and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

3.    REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to the Companies as follows:

3.1    Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, its state of formation.  Buyer has full corporate power and authority to own and operate its properties and assets and to conduct its business as now conducted.

3.2    Authority; No Conflict.

3.2.1    Each of this Agreement and Buyer’s Closing Documents constitutes the legal, valid, and binding obligation of Buyer (to the extent Buyer is a party thereto), enforceable against it in accordance with its terms.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver each of this Agreement and Buyer’s Closing Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and Buyer’s Closing Documents (to the extent Buyer is a party thereto), and the consummation and performance of the Transactions (to the extent applicable to Buyer), has been authorized by all necessary corporate action on the part of Buyer.  This Agreement and the Buyer’s Closing Documents (on the Closing Date) have been duly executed and delivered by Buyer (to the extent Buyer is a party thereto).

3.2.2    Neither the execution and delivery of this Agreement or any of the Buyer’s Closing Documents by Buyer, nor the consummation or performance of any of the Transactions by Buyer, will, directly or indirectly, give any person or entity the right to prevent, delay or otherwise interfere with any of the Transactions pursuant to: (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors (or other governing body) or the stockholders of Buyer; (iii) any applicable law, statute, ordinance, rule or regulation of any jurisdiction; (iv) any order, writ, judgment, injunction, ruling, award or decree of any Governmental Entity; or (v) any agreement, arrangement or understanding to which Buyer is a party or by which Buyer may be bound.  Buyer is not required to give any notice to or obtain any consent from any person or entity in connection with the execution and delivery of this Agreement or the Buyer’s Closing Documents or the consummation or performance of any of the Transactions.

3.3    Investment Intent.  Buyer is purchasing the Shares for Buyer’s own account and not with a view to or for sale in connection with any distribution of the Shares.

3.4    Accredited Investor Status.  At the time Buyer was offered the Shares and Warrants, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

3.5    Access to Information. Buyer acknowledges that it has had the opportunity to review the Agreement (including all exhibits and schedules thereto) and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Companies concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Companies and their financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Companies possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

4.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All representations and warranties in this Agreement shall survive the Closing Date.  The right to indemnification, reimbursement or other remedy based on such representations and warranties will not be affected by any investigation conducted by the Parties.

5.    COVENANTS.  As covenants that will survive the Closing;

5.1    Actions Requiring Buyer Consent.  Save where in the case of PLC the taking of such action is determined by or within the control of its shareholders, and subject to applicable law, each Company covenants that in respect of itself it shall not, without first obtaining Buyer’s approval (by vote or written consent as provided by law):

5.1.1    effect any alteration, repeal, change or amendment of the rights, privileges or preferences of the Shares in a manner that adversely affects the rights, privileges or preferences of the Shares or any series thereof;

5.1.2    amend, modify or repeal any provision of the Constitution or the Restated Certificate or bylaws in a manner that adversely affects the powers, preferences or rights of the Shares;

5.1.3    agree to any debt financing in an amount in excess of $8,000,000;

5.1.4    execute any guaranty:

5.1.5    consent to any merger or dissolution of either Company;

5.1.6    settle any lawsuit or civil investigation requiring the payment of more than $1,000,000; or

5.1.7    execute any document or enter into any arrangement that has a potential liability to the Company in excess of $1,000,000.

5.2    Affirmative Covenants.  The Companies shall, jointly and severally, cause compliance with all terms of the Shares, including all payment obligations regarding dividends, liquidation preferences and redemption.

6.    GENERAL PROVISIONS.

6.1    Expenses. Presbia PLC shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement (and other agreements and documents referred to herein) and in closing and in carrying out the Transactions.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, or because of a Party’s involvement in a bankruptcy proceeding, the successful or prevailing party or parties shall, subject to applicable law, be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they might be entitled.

6.2    Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand, (b) when sent by facsimile, provided there is an electronic printed confirmation of transmission and a copy is mailed by U.S. certified mail or other similar non-U.S.mail service, return receipt requested; (c) three days after being sent by Certified U.S. Mail, return receipt requested, or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

Presbia PLC:	Presbia PLC

8845 Irvine Center Drive

Suite 100
Irvine, CA 92618
Attn: Mark Yung

Presbia USA, Inc.

8845 Irvine Center Drive

Suite 100
Irvine, CA 92618
Attn: Mark Yung

With Copy to:

Lowenstein Sandler LLP

One Lowenstein Drive
Roseland New Jersey 07068
Attn:  Meredith Prithviraj

Buyer:	Richard Ressler

c/o Orchard Capital Corporation

4700 Wilshire Blvd.

Los Angeles, CA 90010

Attn: Mark Yung

With a copy to:

Fragner Seifert Pace & Winograd LLP
601 South Figueroa Street, Suite 2320
Los Angeles, CA 90017

Attention: Matthew C. Fragner

6.3    Waiver.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative and shall be in addition to every other remedy given hereunder, under any of the agreements referred to herein or now or hereafter existing at law or in equity or by statute or otherwise.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the agreements and documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

6.4    Entire Agreement and Modification.  This Agreement supersedes all prior oral or written agreements between the Parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

6.5    Assignments, Successors, and No Third-Party Rights.  None of the Parties may assign any of its rights under this Agreement without the prior consent of the other Parties, provided that Buyer may assign all or any of its rights hereunder to an affiliated party.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

6.6    Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.7    Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references herein to sections, paragraphs and exhibits shall, unless otherwise expressly stated, mean sections and paragraphs in, and exhibits attached to, this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

6.8    Confidentiality of Agreements.  The Parties shall keep the terms of this Agreement and the other agreements contemplated by this Agreement confidential and will not, without the prior written consent of the other Parties or as required in any judicial proceeding, disclose such terms to any person or entity other than their accountants and attorneys who agree to be bound by this confidentiality provision; provided, however, that the foregoing confidentiality obligation will terminate with respect to any information that becomes generally available to the public through no fault of any of the Parties or their respective representatives, accountants or attorneys.

6.9    Governing Law; Venue; Jurisdiction.  This Agreement will be governed by and construed under the laws of the California without regard to conflicts of laws principles. Venue for any action relating to the transaction contemplated by this Agreement or the interpretation or enforcement of any of the provisions of this Agreement shall be in Los Angeles County, State of California.  Each of the parties to this Agreement consents of the jurisdiction of the courts of the State of California and agrees that service of process may be affected by delivery of a summons to the agent for service of process on record for such party in the office of the California Secretary of State or, if no such agent is on record, to the address set forth for the party in the notice section of this Agreement.

6.10    Attorneys’ Fees. In the event of any dispute regarding this Agreement, the prevailing party shall be entitled to attorneys’ fees as awarded by the court having jurisdiction.

6.11    Joint and Several Liability.  The obligations of Presbia USA and Presbia PLC shall be joint and several and may be enforced by Buyer against either or both of the Companies under this Agreement.

6.12    Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

6.13    No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

6.14    Further Assurances. Each Party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by another Party to consummate more effectively the purposes or subject matter of this Agreement.

6.15    Disclosure and Waiver of Conflict of Interest. The parties to this Agreement acknowledge that Fragner Seifert Pace & Winograd LLP (“FSPW”) has represented Buyer in connection with the transactions contemplated by this Agreement, and that FSPW has previously represented the Companies and their predecessors in certain real estate and/or corporate matters. The parties each acknowledge that FSPW’s representation of Buyer without obtaining a waiver of the foregoing conflict of interest would not be permissible under California law, and each party hereby waives such conflict of interest and agrees that FSPW may represent Buyer in connection with this transaction. In addition, each party consents to any current or future representation by FSPW of Buyer or either or both of the Companies in connection with any matter.

[signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

Presbia PLC:

PRESBIA PLC
an Irish incorporated public limited company

By: /s/ Mark Yung
Name: Mark Yung
Title: Chief Executive Officer

Presbia USA:
Presbia USA, Inc.
a Delaware corporation

By: /s/ Mark Yung
Name: Mark Yung
Title: Chief Executive Officer

Buyer:

/s/ Richard S. Ressler
Richard S. Ressler

Exhibit A

Subscription Letter

A-1

Exhibit B

Warrant

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

WARRANT TO PURCHASE ORDINARY SHARES

Presbia PLC

Warrant Shares: 1,953,125	Initial Exercise Date: April 12, 2018

THIS WARRANT TO PURCHASE ORDINARY SHARES (the “Warrant”) certifies that, for value received, Richard S. Ressler, an individual (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business (Eastern Time) on the five year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Presbia PLC, an Irish public limited company (the “Company”), up to 1,953,125 ordinary shares with a nominal value of US$0.001 each (the “Warrant Shares”).  The purchase price of one ordinary share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.    Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Stock Purchase Agreement (the “Purchase Agreement”), dated April 12, 2018 among the Company and the purchaser signatory thereto.

Section 2.    Exercise.

a)    Exercise of Warrant.  Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto; and, within three (3) Trading Days of the date said Notice of Exercise is delivered to the Company, the Company shall have received  payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank [or, if available, pursuant to the cashless exercise procedure specified in Section 2(c) below].  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company prior to the Termination Date until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company.  Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased.  The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.  The Company shall deliver any objection to any Notice of Exercise Form within one (1) Business Day of receipt of such notice.  In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time will be less than the amount stated on the face hereof.

b)    Exercise Price.  The exercise price per ordinary share under this Warrant shall be $2.56, subject to adjustment hereunder (the “Exercise Price”).

c)    Near Cashless Exercise.  Subject to the last paragraph of this subparagraph (c), this Warrant may also be exercised in part at such time by means of a “cashless exercise” in which the Holder, after Holder pays the Company the nominal value of US$.001 per share in cash (the “Cash Portion”), shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which the Holder elects to exercise this Warrant (the “Applicable Trading Day”) by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise, but such number of Warrant Shares reduced by the number equal to the Cash Portion divided by the VWAP on the Applicable Trading Day.

“VWAP” is the volume-weighted average price and shall mean the aggregate consideration paid for all ordinary shares purchased on a given Trading Day, divided by the total number of ordinary shares purchased on such Trading Day.

d)    Mechanics of Exercise.

i.    Delivery of Certificates Upon Exercise.  Certificates for shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is then a participant in such system and either (A) there is an effective Registration Statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) Trading Days after the latest of (A) the delivery to the Company of the Notice of Exercise Form, (B) surrender of this Warrant (if required), and (C) payment of the aggregate Exercise Price as set forth above (including by cashless exercise, if permitted) (such date, the “Warrant Share Delivery Date”).  This Warrant shall be deemed to have been exercised on the first date on which all of the foregoing have been delivered to the Company.  The Warrant Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price and entry on the register of members of the Company [(or by cashless exercise, if and in the manner permitted)] and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid.  If the Company fails for any reason to deliver to the Holder certificates evidencing the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the ordinary share on the date of the applicable Notice of

Exercise), $100 per Trading Day (increasing to $200 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such certificates are delivered or the Holder rescinds such exercise.

ii.    Delivery of New Warrants Upon Exercise.  If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.    Intentionally deleted.

iv.    Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise.  In addition to any other rights available to the Holder, if the Company fails to issue the Warrant Shares to the Holder pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder (and prior to the issue of the Warrant Shares) is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, ordinary shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the ordinary shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of ordinary shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Holder purchases ordinary shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of ordinary shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing ordinary shares upon exercise of the Warrant as required pursuant to the terms hereof.

v.    No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.    Charges, Taxes and Expenses.  Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

vii.    Closing of Books.  Save in compliance with applicable law, the Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3.    Certain Adjustments.

a)    Reclassification, Recapitalization, Exchange or Substitution.  Upon any reclassification, recapitalization, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, the Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for Shares if this Warrant had been exercised immediately before such reclassification, recapitalization, exchange, substitution, or other event. Upon surrender of this Warrant, the Company shall promptly issue to the Holder a new warrant for such new securities. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 including, without limitation, to the number of securities issuable upon exercise of the new warrant. The provisions of this Section 3 shall similarly apply to successive reclassifications, recapitalizations, exchanges, substitutions, or other events.

b)    Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the number of Shares as to which this Warrant is exercisable shall be proportionately decreased and the Exercise Price shall be proportionately increased.

c)    Pro Rata Distributions.  If the Company, at any time while this Warrant is outstanding, shall distribute to all or any holders of ordinary shares (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the ordinary shares, then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding ordinary share as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one ordinary share.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

d)    Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 3, the number of ordinary shares deemed to be issued and outstanding as of a given date shall be the sum of the number of ordinary shares (excluding treasury shares, if any) issued and outstanding.

e)    Notice to Holder.

i.    Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.    Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the ordinary shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the ordinary shares, (C) the Company shall authorize the granting to all holders of the ordinary share rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the ordinary shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the ordinary shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the ordinary shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the ordinary shares of record shall be entitled to exchange their ordinary shares = for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

iii.    Change of Control.  In the event of a Change of Control, either (i) the Holder shall exercise this Warrant pursuant to Section 2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Change of Control or (ii) if the Holder elects not to exercise the Warrant and this Warrant is not automatically converted pursuant to this Warrant, this Warrant will expire immediately prior to the consummation of such Change of Control. “Change of Control” shall mean:  (a) merger, exchange or consolidation of the Company into or with another entity in which the stockholders, or other acquisition of the Company or its outstanding stock by another entity (or affiliated entities) by means of any transaction or series of related transactions that results in the stockholders of the Company prior to such transaction or series of related transactions holding, directly or indirectly, less than fifty percent (50%) of the outstanding equity of the Company immediately following such transaction or series of related transactions (excluding a merger or conversion effected exclusively for the purpose of changing the domicile of the Company), (b) the sale, transfer, lease or other disposition of (whether in one transaction or in a series of transactions) all or substantially all of its assets,  or (c) a sale by the Company’s stockholders of fifty percent (50%) or more of the outstanding equity of the Company, in each case by means of any transaction or series of related transactions.  Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur if, after the consummation of the transaction or series of related transactions for such consolidation, merger, transfer of equity securities or assets, the stockholders of the Company immediately prior to such transaction or series of related transactions continue to beneficially own or control 50% of the voting power of the surviving or acquiring entity.

Section 4.    Transfer of Warrant.

a)    Transferability.  Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.  The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b)    New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)    Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)    Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 4.4 of the Purchase Agreement.

e)    Representation by the Holder.  The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.    Miscellaneous.

a)    No Rights as Stockholder Until Exercise.  This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i).

b)    Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will, subject to reasonable and customary indemnification, make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)    Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)    Authorized Shares.  The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued ordinary shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.  The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, subject to applicable law, the Company shall not by any action, including, without limitation, amending its constitution or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment.  Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) subject to applicable law, take all such action as may be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)    Restrictions.  The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and to the extent the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

f)    Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date.  If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

g)    Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

h)    Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any ordinary share or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i)    Remedies.  The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j)    Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder.  The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

k)    Amendment.  This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and Holders holding Warrants at least equal to 50.1% of the Warrant Shares issuable upon exercise of all then outstanding Warrants.

l)    Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m)    Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

n)    Governing Law.  This Warrant shall be interpreted under the laws of California without regard to conflict of law principles.

********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

Presbia plc

By:
Name:
Title:

NOTICE OF EXERCISE

To:	Presbia plc

(1)    The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)    Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[ ] [if permitted] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c), together with the Cash Portion in lawful money of the United States.

(3)    Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

(4)    Accredited Investor.  The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

.

Dated:	,

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

Exhibit C

Amended and Restated Certificate of Incorporation of Presbia USA, Inc.

PRESBIA USA, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Presbia USA, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST:  The name of this corporation is Presbia USA, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 4, 2013.

SECOND:  The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted by the corporation’s board of directors and stockholders in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

The text of the Corporation’s Certificate of Incorporation, as amended to date, is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 12th day of April, 2018.

PRESBIA USA, INC.

PRESBIA USA, INC.

By:	/s/

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF PRESBIA USA, INC.

FIRST: The name of the Corporation is Presbia USA, Inc. (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

FOURTH: The aggregate number of shares that the Corporation shall have authority to issue is 9,900 divided into 5,000 shares of common stock each with the par value of $0.01 per share (the “Common Stock”), and 8,000 shares of Preferred Stock (the “Preferred Shares” or the “Preferred Stock”) each with the par value of $0.01 per share.

The rights, preferences and privileges of the Common Stock and Preferred Stock are set forth in Article FIFTH below.

FIFTH: The terms and provisions of the Preferred Stock and Common Stock are as follows:

1.    Definitions.

(a)    “Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banks are not required to be open or are authorized to close in San Francisco, California.

(b)    “Corporation” shall mean Presbia USA, Inc.

(c)    “Distribution” shall mean the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Corporation (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal approved by the Board of Directors) for cash or property.

(d)    “Dividend Rate” shall initially mean the percentage of the Original Issue Price compounded quarterly (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), which percentage calculated from the original issuance of the Preferred Shares through a certain date yields as of that certain date an amount equal to the Applicable Dividend Rate on $1,000 per Preferred Share, less any dividends previously paid or accrued on the Preferred Shares (ii) divided by the number of  Preferred Shares then outstanding. The “Applicable Dividend Rate” shall mean an annualized rate, compounded quarterly, in the following percentages: (i) for the first eighteen (18) months after the Original Issue Date, 10.204%; (ii) for the next six (6) months (i.e., months 19 through 24), 20.408%; and (iii) for months nineteen (19) through twenty-four (24), and (iii) for subsequent months (from month 25 on), 30.612%.

(e)    “Filing Date” shall mean the date of the filing of this Amended and Restated Certificate of Incorporation.

A “Liquidation Event” shall be deemed to be occasioned by, or to include each of the following: (i) the liquidation, dissolution or winding up of the Corporation;  and (ii)  any of the following, provided that the holders of the Preferred Shares and the holders of Common Stock shall in all cases be entitled to also receive the same form of consideration, (A) the merger, acquisition or consolidation of the Corporation by means of any transaction or series of related transactions, provided, that, the applicable transaction shall not be deemed a Liquidation Event if the Corporation’s stockholders as constituted immediately prior to such transaction hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction; (B) any transaction or series of related transactions to which the Corporation is a party in which more than fifty percent (50%) of the Corporation’s voting power is transferred (taking into account only voting power resulting from stock held by such stockholders prior to such transaction); or (C) a sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole (including, without limitation, the sale or disposition (by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer or other disposition is to a wholly-owned subsidiary of the Corporation). Notwithstanding the foregoing, a Liquidation Event shall not include (x) a merger or consolidation with a wholly-owned subsidiary of the Corporation; (y) a merger effected exclusively for the purpose of changing the domicile of the Corporation; or (z) any transaction or series of related transactions principally for bona fide equity financing purposes of the Corporation in which the Corporation is the surviving corporation.  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series).

(f)    “Liquidation Preference” shall mean $1,000.00 per Preferred Share plus accrued and declared but unpaid dividends on such share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(g)    “Original Issue Date” shall mean April 12, 2018 with respect to Preferred Shares.

(h)    “Original Issue Price” shall mean $1,000.00 for each outstanding share of Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(i)    “Purchase Agreement” shall mean (with respect to Preferred Shares) that certain Stock Purchase Agreement dated April 12, 2018 by and among the Corporation and the purchasers of Preferred Shares named therein, as such agreement is amended from time to time.

(j)    “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(k)    “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

2.    Dividends.

(a)    Treatment of Preferred Stock.  From and after the respective Original Issue Date, dividends shall accrue at the applicable Dividend Rate on the outstanding shares of Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) (the “Accruing Dividends”).  Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 2(a) or in Section 3(a), provided that the Corporation shall be under no obligation to pay such Accruing Dividends except as set forth in Section 3 or Section 7 of this Article V, based on the aggregate amount of dividends accrued.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock equal to the amount of the aggregate Accruing Dividends then accrued on such share of Preferred Stock and not previously paid.

(b)    Treatment of Common Stock.  If, after dividends in the full preferential amounts specified in Section 2(a) for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board of Directors shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock.  The Corporation shall make no Distribution to the holders of shares of Common Stock except in accordance with (i) Section 2(a) and this Section 2(b) and (ii) Section 3.

(c)    Non-Cash Distribution.  Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3.    Liquidation Rights.

(a)    Distribution of Assets on Liquidation.  Within ten (10 days after the occurrence of any Liquidation Event, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, out of the assets of the Corporation, the Liquidation Preference specified for each share of Preferred Stock then held by them before any payment shall be made or any assets distributed to the holders of Common Stock.  If upon the Liquidation Event, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full under this subsection (a).

(b)    Remaining Assets.  After the payment to the holders of Preferred Stock of the full preferential amount specified above, any remaining assets of the Corporation shall be distributed pro rata among the holders of the Common Stock.

(c)    Determination of Value if Proceeds Other than Cash.  In any Liquidation Event, if the proceeds received by the Corporation or its stockholders are other than cash, the value of such proceeds will be deemed its fair market value.  Any securities shall be valued as follows:

(i)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading‑day period ending three (3) trading days prior to the closing of the Liquidation Event;

(B)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading‑day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(C)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors of the Corporation.

4.    Intentionally Deleted.

5.    Voting.

(a)    General.  Except as otherwise expressly provided herein or as required by law, the holders of Common Stock shall vote together as a single class, including, but not limited to, with respect to any increase or decrease of the authorized shares of Common Stock.

(b)    Preferred Stock. Without limiting the rights of the holders of Preferred Stock under Section 6, the holders of Preferred Stock shall not have voting rights.

(c)    No Series Voting.  Other than as provided herein or required by law, there shall be no series voting among holders of the Corporation’s capital stock.

(d)    Common Stock.  Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

(e)    Election of Directors. All directors of the Corporation shall be elected by the holders of Common Stock (voting together as a single class and not as separate series).  Any director elected pursuant to this Section 5(e) may be removed with or without cause only by the affirmative vote or written consent of the holders of the shares of the class, series or classes of stock entitled to elect such director or directors.  There shall be no cumulative voting.

6.    Protective Provisions.

(a)    Approval by Preferred Stock. Notwithstanding Section 5 of this Article V, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of a majority of the shares of the Preferred Stock then outstanding, voting together as a single class and not as separate series, directly or indirectly to (whether by amendment, merger, recapitalization or otherwise):

(i)    effect any alteration, repeal, change or amendment of the rights, privileges or preferences of the Preferred Stock in a manner that adversely affects the rights, privileges or preferences of the Preferred Stock or any series thereof;

(ii)    amend, modify or repeal any provision of the Corporation’s Certificate of Incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of the Preferred Stock or any series thereof;

(iii)    amend this Section 6;

(iv)    borrow an amount in excess of $8,000,000 (such amount being the maximum amount payable by the Corporation under the debt instruments);

(v)    execute any guaranty;

(vi)    settle any lawsuit or civil investigation requiring the payment of more than $1,000,000 unless expressly approved by the Board of Directors, including the Preferred Directors;

(vii)    execute any document or enter into any arrangement that has a potential liability to the Corporation in excess of $1,000,000; or

(viii)    consent to any merger or dissolution of the Corporation.

7.    Redemption.

(a)    Redemption.

(i)    Shares of Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Original Issue Price for such series per share, plus all Accruing Dividends and any declared but unpaid dividends thereon (the “Redemption Price”), upon the occurrence of a Liquidation Event.  In such event, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders.

(ii)    Prior to the occurrence of a Liquidation Event, the Corporation shall have the unconditional unilateral right to redeem any Preferred Share at any time for the Redemption Price, and the Corporation will have the irrevocable authority to authorize and instruct the Corporation secretary (or any other person appointed for the purpose by the directors) to redeem the Preferred Shares and to execute on behalf of the holders of Preferred Shares such documents as are necessary in connection with such redemption. For avoidance of doubt, the Corporation’s right to redeem any Preferred Shares can only be exercised after approval of a majority of the members of the Corporation’s board of directors that are independent of the holders of the Preferred Shares being redeemed.

(b)    Redemption Notice.  The Corporation shall send written notice of any redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than ten (10) days prior to the date of such redemption (the “Redemption Date”).  Each Redemption Notice shall state:

(i)    the Redemption Date and the Redemption Price; and

(ii)    that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(c)    Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(d)    Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on or prior to the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

8.    Reissuance of Preferred Stock.  In the event that any shares of Preferred Stock shall be redeemed pursuant to Section 7 or otherwise repurchased by the Corporation, the shares so redeemed or repurchased shall be cancelled and shall not be reissued, sold or transferred by the Corporation.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to holders of Preferred Stock following redemption.

9.    Notices. Any notice required by the provisions of this Article FIFTH to be given to the holders of Preferred Stock shall be in writing and shall be deemed effectively given:  (a) upon personal delivery;  (b) when sent by facsimile with confirmed transmission, on the day sent if sent during normal business hours of the recipient of such day, or if not sent during such normal business hours, then on the next Business Day; or (c) two (2) Business Days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification from such courier of delivery to such recipient, in each case addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH: In furtherance and not in limitation of the powers conferred by the State of Delaware:

1.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (the "Board"). The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Corporation's bylaws (the "Bylaws"). No election of directors need be by written ballot unless the Bylaws shall so provide.

2.    The Board is expressly authorized to adopt, amend or repeal the Bylaws.

3.    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in applicable statutes) at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board.

EIGHTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the state of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

NINTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaws provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

TENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any director or officer of the Corporation and, in the discretion of the Board, any other persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shah inure to the benefit of the heirs, executors, and administrators of such person. Any amendment, repeal or modification of the provisions of this Article TENTH shall not adversely affect any right or protection of any director, officer or other person existing at the time of such amendment, repeal or modification.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

TWELFTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL, as from time to time in effect or any successor provision thereto.

Exhibit D

Form of Guaranty

GUARANTY

Beneficiary:	Richard S. Ressler, an individual
Issuer:	Presbia USA, Inc., a Delaware corporation
Guarantor:	Presbia PLC, an Irish incorporated public limited company

THIS GUARANTY (this "Guaranty") is dated for reference purposes and executed as of April 12, 2018, by the guarantor identified above ("Guarantor"), with reference to the following facts:

A.    Beneficiary, Guarantor and Issuer have entered into and executed a Stock Purchase Agreement dated as of April 12, 2018 (the “SPA”) by the terms of which Beneficiary acquired from Issuer preferred shares in Issuer (the “USA Preferred Shares”) and preferred shares in Guarantor.

B.    Guarantor has a financial interest in Issuer and a material interest in ensuring that Beneficiary enter into the SPA and acquire the USA Preferred Shares.

C.    Beneficiary would not execute the SPA and acquire the USA Preferred Shares or the preferred shares in Guarantor if Guarantor did not execute and deliver to Beneficiary this Guaranty.

NOW, THEREFORE, for and in consideration of Beneficiary's execution of the SPA and as a material inducement to Beneficiary to enter into the SPA, Guarantor hereby covenants with and represents and warrants to Beneficiary as follows:

1.    Guarantor hereby irrevocably and unconditionally guarantees, the payment of the Redemption Price as defined in and calculated under the Amended and Restated Certificate of Incorporation of Issuer on the occurrence of a Liquidation Event as well as the payment of all amounts payable under the SPA (the “Guaranteed Obligations”). If Issuer at any time fails to pay any Guaranteed Obligation, Guarantor will, upon demand from Beneficiary, immediately pay such sums.

2.    This Guaranty is irrevocable and is a continuing guaranty while any of the USA Preferred Shares are outstanding.

3.    Beneficiary may, without notice to or consent from Guarantor, alter, modify, compromise, accelerate, extend or change the time or manner for the payment or performance of any of the obligations guaranteed hereunder, and Beneficiary may release, substitute or add any one or more guarantors of Issuer's performance under the SPA and the USA Preferred Shares (collectively, the “Instruments”).  Beneficiary or any assignee of Beneficiary may assign the Instruments without consent or notice to Guarantor.  In any such event, this Guaranty shall thereafter guarantee the performance of Issuer. under the Instruments as so changed, modified, altered or assigned until the Guaranteed Obligations are fully paid.  No exercise or non-exercise by Beneficiary of any right hereby given Beneficiary, no dealing by Beneficiary with Guarantor or any guarantor or any other person, and no change, impairment, release or suspension of any right or remedy of Beneficiary against any person, including Issuer and any other guarantor, shall in any way affect any of the obligations of Guarantor hereunder or shall give Guarantor any recourse against Beneficiary.

4.    This Guaranty shall not be released, modified or affected by failure or delay on the part of Beneficiary to enforce any of the rights or remedies of Beneficiary under the Instruments, whether pursuant to the terms thereof or at law or in equity while any of the USA Preferred Shares are outstanding.  No provisions of this Guaranty or rights of Beneficiary hereunder can be waived in whole or in part nor can Guarantor be released from Guarantor's obligations hereunder except by a writing duly executed by an authorized officer of Beneficiary.

5.    Guarantor, to the extent permitted by law, hereby expressly waives and relinquishes all rights, remedies and defenses accorded by applicable law to guarantors and agrees not to assert or take advantage of any such rights, remedies or defenses, including but not limited to (a) any right to require Beneficiary, as a condition to enforcement of this Guaranty, to proceed against Issuer or any other person or to pursue any other right or remedy in Beneficiary's power before proceeding against Guarantor; (b) the defense of the statute of limitations in any action hereunder or in any action for the collection of any indebtedness or the performance of any obligation hereby guaranteed; (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (d) any defense based upon the failure to give notice of the acceptance of this Guaranty by any person; (e) any defense based upon any modification, compromise, acceleration or change in the terms of the Instruments; (f) any defense based upon the failure to make, give or serve demand, notice of default or nonpayment, presentment, protest and all other notices of any kind to which Guarantor might be entitled in connection with this Guaranty or the Instruments; (g) any defense based upon an election of remedies by Beneficiary; (h) any defense based upon any lack of diligence by Beneficiary in enforcing the terms of the Instruments; (i) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than  that of the principal; (j) any duty on the part of Beneficiary to disclose to Guarantor any facts Beneficiary may now or hereafter know about Issuer, regardless of whether Beneficiary has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Issuer and of all circumstances bearing on the risk of nonperformance  of any obligations hereby guaranteed; (k) any defense arising because of an election made by Beneficiary under Section 1111(b)(2) of the Federal Bankruptcy Code or any similar statute; and (l) any defense based on any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code, it being agreed by Guarantor that this Guaranty is in the nature of an absolute guarantee of payment and performance and not of collection and that the failure of Beneficiary to exercise any rights or remedies it has or may have against Issuer shall in no way impair the obligation or liability of Guarantor hereunder.

6.    No notice of default need be given to Guarantor, it being specifically agreed and understood that this Guaranty is a continuing guaranty under which Beneficiary may proceed forthwith and immediately against Issuer or against Guarantor following any breach or default (beyond the expiration of applicable notice and cure periods) by Issuer pursuant to or under the terms of the Instruments or at law or in equity.

7.    Beneficiary shall have the right to proceed against Guarantor following any breach or default (beyond the expiration of applicable notice and cure periods) by Issuer without first proceeding against Issuer and without previous notice to or demand upon either Issuer or Guarantor.

8.    Guarantor (a) shall have no right of subrogation against Issuer by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, (b) hereby waives any right to enforce any remedy which Guarantor now or hereafter shall have against Issuer by reason of any one or more payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, and (c) subordinates any liability or indebtedness of Issuer now or hereafter held by Guarantor to the obligations of Issuer to Beneficiary under the Instruments.

9.    Guarantor has made an independent investigation of the financial condition of Issuer and the ability of Issuer to perform the obligations hereby guaranteed prior to making this Guaranty, and Guarantor hereby waives any defense that Guarantor may have by reason of the failure of Beneficiary or any successor-in-interest to Beneficiary to provide Guarantor with any information respecting the financial condition of Issuer, or Issuer's ability to perform any of the obligations hereby guaranteed.

10.    The obligations of Guarantor hereunder are independent of the obligations of Issuer, and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Issuer is joined therein or a separate action or actions are brought against Issuer  Beneficiary's rights hereunder shall not be exhausted by its exercise of any of its right or remedies or by any such action or by any number of successive actions until and unless all indebtedness and obligations, the payment and performance of which are hereby guaranteed, have been paid and fully performed.

11.    Guarantor shall pay to Beneficiary attorneys' fees and all reasonable, actual, third party, out-of-pocket costs and expenses that Beneficiary expends or incurs during the Guaranty Period in collecting or compromising any indebtedness hereby guaranteed or in enforcing this Guaranty against Guarantor whether or not suit is filed, expressly including but not limited to all reasonable costs, attorneys' fees and expenses incurred by Beneficiary in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Guarantor which in any way affect the exercise by Beneficiary of its rights and remedies hereunder.

12.    If any provision or portion thereof of this Guaranty is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Guaranty, and the remaining provisions and portions thereof shall continue in full force and effect.

13.    This Guaranty shall inure to the benefit of Beneficiary, its successors and assigns, and shall bind the heirs, executors, administrators, personal representatives, successors and assigns of Guarantor.

14.    When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and vice versa, and the masculine shall include the feminine and neuter and vice versa.  The word "person" as used herein shall include any individual, company, firm, association, partnership, corporation, trust or other legal entity of any kind whatsoever.

15.    In the event any action is brought to enforce or interpret the terms of this Guaranty, the prevailing party in such action shall be entitled to reimbursement by the other party of its reasonable costs and expenses, including without limitation its reasonable attorneys' fees, incurred therein.

16.    This Guaranty and all matters that in any way relate to the transactions contemplated by this Guaranty shall be governed by the laws of the State of California, and venue of all court actions shall be in Los Angeles County.

WHEREFORE, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

Presbia PLC,
an Irish incorporated public limited company

By:
Name:
Title:

D-4